Exhibit 99.1

LOS ANGELES SINGAPORE KUALA LUMPUR BANGKOK SUZHOU TIANJIN CHONGQING

FOR IMMEDIATE RELEASE	Company Contact: Investor Contact: A. Charles Wilson Berkman Associates Chairman (310) 477-3118 (818) 787-7000 info@BerkmanAssociates.com

Trio-Tech Reports Net Income of $0.17 Per Share for the First Nine Months Of Fiscal 2016 Versus $0.05 Per Share Last Year

Van Nuys, CA – May 11, 2016 – Trio-Tech International (NYSE MKT: TRT) today announced financial results for the third quarter and first nine months of fiscal 2016:

●	Fiscal 2016 third quarter revenue increased 9.5% to $9,355,000 compared to $8,543,000 for the third quarter of fiscal 2015.
●	Fiscal 2016 third quarter net income was $0.04 per share compared to $0.06 per share for the third quarter of fiscal 2015.
●	Operating income for the first nine months of fiscal 2016 increased 20.9% to $950,000 compared to operating income of $786,000 for the same period of fiscal 2015.
●	Net income for the first nine months of fiscal 2016 more than tripled to $599,000 compared to net income of $169,000 for the same period of fiscal 2015.

CEO Comments

S.W. Yong, Trio-Tech's CEO, said, "Trio-Tech delivered another good performance for the third quarter of fiscal 2016 which, combined with our strong first half results, generated an increase in net income to $0.17 per share for the first nine months of the year compared to $0.05 per share for the first nine months of fiscal 2015. This increase in profitability in what remains a volatile and uncertain environment in the global semiconductor industry is a significant accomplishment for our company, and justifies our continued confidence in our strategy to offer high quality specialty products and services, backed by first class customer support, in well-established niche markets we have served for many years and understand thoroughly.

"Our renewed focus on our distribution business this past year has been an important source of strength for Trio-Tech, as distribution revenue increased 22.8% for the third quarter compared to the third quarter of 2015, and increased 95.9% for the first nine months of fiscal 2016 compared to the first nine months of fiscal 2015. Offering products manufactured by other companies that are complementary to Trio-Tech's proprietary semiconductor testing products sold through our manufacturing segment, growth in our distribution business helped offset lower nine-month revenue in our testing services business, as well as the negative impact on revenue and operating profitability of a foreign currency translation adjustment reflecting the strength of the U.S. dollar this year compared with the same period last year.

"The decrease in general and administrative expenses for the third quarter and first nine months of fiscal 2016 compared to the same periods of fiscal 2015 also contributed to our improved profitability."

Fiscal 2016 Third Quarter Results

For the third quarter ended March 31, 2016, revenue increased 9.5% to $9,355,000 compared to revenue of $8,543,000 for the same quarter of fiscal 2015. Manufacturing revenue increased 33.0% to $4,468,000 for this year's third quarter compared to $3,359,000 for the same quarter of fiscal 2015. Revenue from the distribution of products manufactured by others increased 22.8% to $1,232,000 compared to $1,003,000 in the same quarter last year. These increases were partially offset by a 12.5% decrease in semiconductor testing services to $3,622,000 for the third quarter, compared to $4,138,000 for the same period of fiscal 2015, despite an increase in testing volume.  The drop in testing revenue reflected a lower margin product mix and lower average testing prices during the period.
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Trio-Tech Reports Net Income of $0.17 Per Share for the Nine Months Of Fiscal 2016 Versus $0.05 Per
Share Last Year
May 11, 2016
Page Two

Net income attributable to Trio-Tech International common shareholders for the third quarter of fiscal 2016 decreased 24.6% to $150,000, or $0.04 per basic and diluted share, compared to net income attributable of $199,000, or $0.06 per basic and diluted share, for the third quarter of fiscal 2015. The net income decreased mainly due to foreign exchange losses amounting to $218,000 in third quarter of fiscal 2016 as compared to $101,000 for the same period in last fiscal year.

Gross margin for the third quarter was 22.8% compared to 29.1% for the third period last fiscal year. Gross margin decreased mainly due to the change in product mix, which changes frequently as a result of change in market demand. A poor product mix in manufacturing, combined with lower margins from testing services resulted in a lower overall  gross margin in this third quarter as compared to the same period in last fiscal year. Operating expenses decreased 10.3% to $1,809,000 for the third quarter of fiscal 2016 compared to $2,016,000 for the third quarter of fiscal 2015.

Income from operations for the third quarter of fiscal 2016 decreased 31.6% to $323,000 compared to $472,000 for the third quarter of fiscal 2015.

Fiscal 2016 Nine Months Results

For the nine months ended March 31, 2016, revenue increased 0.4% to $25,639,000 compared to revenue of $25,533,000 for the first nine months of fiscal 2015. Manufacturing revenue increased 11.6% to $10,884,000 for this year's first nine months compared to $9,754,000 for the same period a year earlier, and revenue from the distribution of products manufactured by others nearly doubled to $3,566,000 compared to $1,820,000. These increases were offset by a 19.7% decrease in semiconductor testing services to $11,106,000 for this year's first nine months compared to $13,829,000 for the same period in fiscal 2015, reflecting lower revenue from a major customer in Asia due to lower margin product mix and pricing.

Net income attributable to Trio-Tech International common shareholders for the first nine months of fiscal 2016 more than tripled to $599,000, or $0.17 per basic and diluted share, compared to net income attributable of $169,000, or $0.05 per basic and diluted share, for the same period last fiscal year.

Gross margin for this year's first nine months was 25.1% compared to 26.4% for the same period last fiscal year. Operating expenses decreased 7.9% to $5,475,000 for the first nine months of fiscal 2016 compared to $5,942,000 for the same period last fiscal year. Gross margin improved in manufacturing product sales, but this was offset by a decline in gross margin from the testing services segment.  The primary factor contributing to a decline in overall gross margin for the nine month period was the near doubling in distribution sales, where gross margins are typically significantly lower than gross margins from manufacturing and testing services.

Income from operations for the first nine months of fiscal 2016 increased 20.9% to $950,000 compared to $786,000 for the same period last fiscal year.

Shareholders' equity at March 31, 2016 was $20,835,000, or $5.93 per outstanding share, compared to $20,722,000, or $5.90 per outstanding share, at June 30, 2015. There were approximately 3,513,000 common shares outstanding at March 31, 2016 and June 30, 2015.

About Trio Tech

Established in 1958 and headquartered in Van Nuys, California, Trio-Tech International is a diversified business group with interests in semiconductor testing services, manufacturing and distribution of semiconductor testing equipment, and real estate. Further information about Trio-Tech's semiconductor products and services can be obtained from the Company's Web site at www.triotech.com, www.universalfareast.com, and www.ttsolar.com.

Forward Looking Statements

This press release contains statements that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and assumptions regarding future activities and results of operations of the Company.  In light of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the following factors, among others, could cause actual results to differ materially from those reflected in any forward looking statements made by or on behalf of the Company: market acceptance of Company products and services; changing business conditions or technologies and volatility in the semiconductor industry, which could affect demand for the Company's products and services; the impact of competition; problems with technology; product development schedules; delivery schedules; changes in military or commercial testing specifications which could affect the market for the Company's products and services; difficulties in profitably integrating acquired businesses, if any, into the Company; risks associated with conducting business internationally and especially in Southeast Asia, including currency fluctuations and devaluation, currency restrictions, local laws and restrictions and possible social, political and economic instability; changes in U.S. and global financial and equity markets, including market disruptions and significant interest rate fluctuations; and other economic, financial and regulatory factors beyond the Company's control. Other than statements of historical fact, all statements made in this Quarterly Report are forward looking, including, but not limited to, statements regarding industry prospects, future results of operations or financial position, and statements of our intent, belief and current expectations about our strategic direction, prospective and future financial results and condition. In some cases, you can identify forward looking statements by the use of terminology such as "may," "will," "expects," "plans," "anticipates," "estimates," "potential," "believes," "can impact," "continue," or the negative thereof or other comparable terminology.  Forward looking statements involve risks and uncertainties that are inherently difficult to predict, which could cause actual outcomes and results to differ materially from our expectations, forecasts and assumptions.

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
UNAUDITED (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,

	2016	2015	2016	2015
Revenue
Manufacturing	$4,468	$3,359	$10,884	$9,754
Testing Services	3,622	4,138	11,106	13,829
Distribution	1,232	1,003	3,566	1,820
Others	33	43	83	130
	9,355	8,543	25,639	25,533
Costs of Sales
Cost of manufactured products sold	3,597	2,544	8,177	8,143
Cost of testing services rendered	2,570	2,586	7,827	8,991
Cost of distribution	1,025	891	3,118	1,568
Others	31	34	92	103
	7,223	6,055	19,214	18,805

Gross Margin	2,132	2,488	6,425	6,728

Operating Expenses:
General and administrative	1,600	1,737	4,861	5,175
Selling	158	235	470	531
Research and development	51	44	148	138
Impairment loss	--	--	--	70
(Gain) loss on disposal of property, plant and equipment	--	--	(4)	28
Total operating expenses	1,809	2,016	5,475	5,942

Income from Operations	323	472	950	786

Other (Expenses) Income
Interest expense	(47)	(52)	(151)	(174)
Other (expenses) income, net	(97)	3	129	57
Total other (expenses) income	(144)	(49)	(22)	(117)

Income from Continuing Operations before Income Taxes	179	423	928	669
Income Tax Expenses	(15)	(170)	(168)	(256)

Income from Continuing Operations
before Non-controlling Interest, net of tax	164	253	760	413
Income (loss) from Discontinued Operations, net of tax	(1)	(13)	(5)	7
NET INCOME	$163	$240	$755	$420

Less: Net Income Attributable to Non-controlling Interest	13	41	156	251
Net Income Attributable to Trio-Tech International	150	199	599	169

Net Income Attributable to Trio-Tech International:
Income from Continuing Operations, net of tax	155	207	607	166
Income (Loss) from Discontinued Operations, net of tax	(5)	(8)	(8)	3
Net Income Attributable to Trio-Tech International	$150	$199	$599	$169

Basic and Diluted Earnings per Share
From continuing operations	$0.04	$0.06	$0.17	$0.05
From discontinued operations	--	--	--	--
Basic and Diluted Earnings per Share	$0.04	$0.06	$0.17	$0.05

Weighted Average Shares Outstanding - Basic	3,563	3,513	3,563	3,513
Weighted Average Shares Outstanding - Diluted	3,576	3,529	3,575	3,554

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
UNAUDITED (IN THOUSANDS)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
Comprehensive Income (Loss) Attributable to Trio-Tech International:

Net income	$163	$240	$755	$420

Foreign Currency Translation, net of tax	779	(353)	(624)	(767)

Comprehensive Income (Loss)	942	(113)	131	(347)

Less: Comprehensive Income (loss)
Attributable to Non-controlling Interest	170	(39)	32	110

Comprehensive Income (Loss)
Attributable to Trio-Tech International	$772	$(74)	$99	$(457)

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	Mar. 31,	Jun. 30,
	2016	2015
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$3,545	$3,711
Short-term deposits	95	101
Trade accounts receivable, net	8,970	7,875
Other receivables	366	389
Inventories, net	1,414	1,141
Prepaid expenses and other current assets	294	244
Assets held for sale	94	98
Total current assets	14,778	13,559

Deferred tax assets	406	453
Investment properties, net	1,402	1,540
Property, plant and equipment, net	11,313	12,522
Other assets	2,123	1,823
Restricted term deposits	2,068	2,140
Total non-current assets	17,312	18,478

TOTAL ASSETS	$32,090	$32,037

LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
Lines of credit	$1,321	$1,578
Accounts payable	4,074	2,770
Accrued expenses	2,462	3,084
Income taxes payable	214	296
Current portion of bank loans payable	374	346
Current portion of capital leases	224	197
Total current liabilities	8,669	8,271

Bank loans payable, net of current portion	1,834	2,198
Capital leases, net of current portion	485	475
Deferred tax liabilities	228	333
Other non-current liabilities	39	38
Total non-current liabilities	2,586	3,044

TOTAL LIABILITIES	11,255	11,315

COMMITMENTS AND CONTINGENCIES	--	--

EQUITY

TRIO-TECH INTERNATIONAL'S SHAREHOLDERS' EQUITY:
Common stock, no par value, 15,000,000 shares authorized; 3,513,055 shares
issued and outstanding at March 31, 2016 and June 30, 2015, respectively	10,882	10,882
Paid-in capital	3,186	3,087
Accumulated retained earnings	2,845	2,246
Accumulated other comprehensive gain-translation adjustments	2,270	2,771
Total Trio-Tech International shareholders' equity	19,183	18,986

Non-controlling interest	1,652	1,736

TOTAL EQUITY	20,835	20,722

TOTAL LIABILITIES AND EQUITY	$32,090	$32,037